Exhibit 99.1

World Acceptance Corporation Reports Second Quarter

GREENVILLE, S.C.--(BUSINESS WIRE)--October 24, 2013--World Acceptance Corporation (NASDAQ: WRLD) today reported financial results for its second fiscal quarter and six months ended September 30, 2013.

Net income for the second quarter decreased 5.8% to $21.6 million compared to $22.9 million for the same quarter of the prior year. Net income per diluted share increased 4.7% to $1.80 in the second quarter of fiscal 2014 compared to $1.72 in the prior year quarter. Total revenues increased to $150.0 million in the second quarter of fiscal 2014, a 7.6% increase over the $139.4 million reported in the second quarter last year.

Sandy McLean, CEO, stated, “The Company’s growth in earnings per share has benefitted from our ongoing share repurchase program during the current fiscal year. We continue to use our excellent cash flow and strong financial position to fund our loan growth while repurchasing shares.” In the first six months of fiscal 2014, the Company has repurchased approximately 733,000 shares for $65.1 million. Combined with the 2.6 million shares repurchased during fiscal 2013, the Company has reduced its weighted average diluted shares outstanding by 10.6% when comparing the two six-month periods.

“During the quarter, we opened two offices in Mississippi, increasing the number of states we operate in to fourteen,” stated Mr. McLean.

Gross loans amounted to $1.16 billion at September 30, 2013, a 6.9% increase over the $1.09 billion outstanding at September 30, 2012, and a 9.0% increase since the beginning of the fiscal year. The second quarter’s growth rate of 6.9% in loans is the lowest that the Company has experienced in many years and is due to a slowing in demand in our US operations.

Interest and fee income increased 9.2%, from $121.8 million to $133.0 million in the second quarter of fiscal 2014 due to continued growth in loan volume and expansion of offices. Insurance and other income decreased by 3.6% to $17.0 million in the second quarter of fiscal 2014 compared with $17.6 million in the second quarter of fiscal 2013.

The net charge-off rate increased as a percent of net loans on an annualized basis from 13.9% for the three months ended September 30, 2012, to 15.4% for the three months ended September 30, 2013. Accounts contractually delinquent 61+ days increased from 4.2% at September 30, 2012, to 5.3% at September 30, 2013. “The increase in net charge-offs and the increase in past due accounts resulted in the Company recording an additional $1.5 million to the provision expense during the current quarter,” stated Mr. McLean. The provision for loan losses rose 17.9% to $38.2 million in the second quarter of fiscal 2014 compared to the second quarter of fiscal 2013.

The Company’s general and administrative expenses increased by 8.8% compared with the second quarter of the prior year due primarily to new offices opened during fiscal 2014. The Company opened 27 new offices, purchased one new office and merged one office during the first six-months of the fiscal year resulting in a total of 1,230 offices at September 30, 2013. General and administrative expenses as a percent of total revenues increased from 47.5% in the prior year quarter to 48.0% during the current fiscal quarter.

The Company’s second quarter effective income tax rate decreased slightly to 37.5% compared with 37.7% in the prior year’s second quarter.

Other key return ratios for the second quarter included a 12.2% return on average assets and a return on average equity of 28.2% (both on a trailing 12-month basis).

Six-Month Results

For the first six-months of the fiscal year, net income decreased 1.8% to $44.7 million compared to $45.5 million for the six-months ended September 30, 2012. Fully diluted net income per share rose 9.9% to $3.67 in fiscal 2014 compared to $3.35 for the first six-months of fiscal 2013.

Total revenues for the first six-months of fiscal 2014 rose 8.4% to $295.2 million compared to $272.2 million during the corresponding period of the previous year. Annualized net charge-offs as a percent of average net loans increased from 13.1% during the first six-months of fiscal 2013 to 14.5% for the first six-months of fiscal 2014.

About World Acceptance Corporation

World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 1,230 offices in 14 states and Mexico. It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.

Second Quarter Conference Call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern time today. A script of the Chairman and Chief Executive Officer’s prepared remarks for the conference call has been furnished as Exhibit 99.2 to the Company’s Form 8-K filed today with the Securities and Exchange Commission (“SEC”) in connection with this press release, and is available via the SEC’s Edgar database at www.sec.gov, and will also be posted to the Company’s website as soon as practicable. Interested parties may participate in this call by dialing 1-888-337-8198, passcode 7959773. A simulcast of the conference call is also available on the Internet at http://www.videonewswire.com/event.asp?id=96137. The call will be available for replay on the Internet for approximately 30 days.

This press release may contain various “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that represent the Company’s expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by the words “anticipate,” “estimate,” “plan,” “expect,” “believe,” “may,” “will,” and “should” or any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: recently enacted, proposed or future legislation and the manner in which it is implemented; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators having jurisdiction over the Company’s business or consumer financial transactions generically; changes in interest rates; risks related to expansion and foreign operations; risks inherent in making loans, including repayment risks and value of collateral; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company); and the unpredictable nature of litigation. These and other factors are discussed in greater detail in Part I, Item 1A, “Risk Factors” in the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

World Acceptance Corporation

Consolidated Statements of Operations
(unaudited and in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Interest & fees	$133,010	$121,818	$260,988	$237,117
Insurance & other	16,954	17,580	34,241	35,117
Total revenues	149,964	139,398	295,229	272,234
Expenses:
Provision for loan losses	38,188	32,402	66,891	56,017
General and administrative expenses
Personnel	49,134	44,670	102,444	93,083
Occupancy & equipment	9,692	9,138	19,071	17,781
Advertising	3,050	2,801	5,773	5,446
Intangible amortization	265	339	577	708
Other	9,848	9,210	19,361	18,299
	71,989	66,158	147,226	135,317
Interest expense	5,281	4,066	9,957	7,992
Total expenses	115,458	102,626	224,074	199,326
Income before taxes	34,506	36,772	71,155	72,908
Income taxes	12,941	13,871	26,478	27,392
Net income	$21,565	$22,901	$44,677	$45,516
Diluted earnings per share	$1.80	$1.72	$3.67	$3.35
Diluted weighted average shares outstanding	11,980	13,287	12,160	13,596

Consolidated Balance Sheets
(unaudited and in thousands)

		September 30,	March 31,	September 30,
		2013	2013	2012
ASSETS
Cash		$14,489	$11,625	$12,704
Gross loans receivable		1,163,238	1,067,052	1,087,902
Less: Unearned interest & fees		(320,980)	(284,956)	(297,407)
Allowance for loan losses		(67,608)	(59,981)	(61,329)
Loans receivable, net		774,650	722,115	729,166
Property and equipment, net		23,957	23,935	24,319
Deferred income taxes		36,243	29,416	25,599
Goodwill		5,967	5,896	5,896
Intangibles		4,253	4,625	4,928
Other assets		11,150	11,713	10,349
		$870,709	$809,325	$812,961

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Notes payable		486,850	400,250	386,600
Income tax payable		6,024	13,942	6,626
Accounts payable and accrued expenses		25,109	28,737	22,345
Total liabilities		517,983	442,929	415,571
Shareholders' equity		352,726	366,396	397,390
		$870,709	$809,325	$812,961

Selected Consolidated Statistics
(dollars in thousands)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Expenses as a percent of total revenues:
Provision for loan losses	25.5%	23.2%	22.7%	20.6%
General and administrative expenses	48.0%	47.5%	49.9%	49.7%
Interest expense	3.5%	2.9%	3.4%	2.9%

Average gross loans receivable	$1,150,564	$1,063,271	$1,121,423	$1,032,306

Average loans receivable	$833,032	$773,450	$814,733	$753,254

Loan volume	$773,544	$760,709	$1,555,643	$1,513,702

Net charge-offs as percent of average loans	15.4%	13.9%	14.5%	13.1%

Return on average assets (trailing 12 months)	12.2%	13.4%	12.2%	13.4%

Return on average equity (trailing 12 months)	28.2%	25.1%	28.2%	25.1%

Offices opened (closed) during the period, net	20	28	27	36

Offices open at end of period	1,230	1,173	1,230	1,173

CONTACT:
World Acceptance Corporation
Kelly Malson, 864-298-9800
Chief Financial Officer